Sub-item 77D(g)
LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
LEGG MASON BATTERYMARCH EMERGING MARKETS FUND

Effective June 16, 2014, the following information amends and/or supplements, as applicable, those sections of the fund's Summary Prospectus and Prospectus listed below.

The fourth paragraph of the section of the Summary Prospectus and Prospectus titled "Principal investment strategies" is supplemented with the following text:

The fund may also use futures contracts as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions.

The fifth paragraph of the section of the Summary Prospectus and Prospectus titled "Principal investment strategies" is replaced with the following text:

The subadviser's emerging markets investment strategy is an active, long-only global equity investment strategy that seeks to take advantage of macro and behavioral inefficiencies in global emerging markets by developing a diversified exposure to distinct investment opportunities. The investment process is quantitative and seeks to enhance returns through top-down asset allocation rather than stock selection.